Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Director, Communications	Director, Investor Relations
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

United Kingdom Ministry of Defence Signs On for 200 Force Protection Ocelot Vehicles

LADSON, S.C. — November 30, 2010 — Force Protection Europe, a Force Protection, Inc. (NASDAQ: FRPT) group company, today announced that it has signed a contract with the UK Ministry of Defence (MoD) to supply an order of 200 Ocelots and an initial spares package for the Light Protected Patrol Vehicle (LPPV) program. The contract is valued at approximately £180 million (approximately US $280 million) with delivery of the vehicles scheduled to begin in the second half of 2011 and be completed by spring 2012.

The announcement means that Force Protection Europe’s unique new light protected patrol vehicle can now lay claim to two important industry firsts. The Ocelot will be the first ever British designed and built protected patrol vehicle to include a fully composite pod to protect the occupants. This innovative module has been developed by drawing on technology from the motorsports industry.

Ocelot will also be the first British military vehicle to accommodate the MoD’s new Generic Vehicle Architecture (GVA) requirements. The objective of the GVA project is to create a single, standard digital electronic and electrical architecture for UK vehicles that will enable crew to manage power and handle data efficiently on the vehicle, and for the vehicle to be easily adapted when the need arises.

Designed, developed and built in the UK by survivability specialist Force Protection Europe and automotive specialist Ricardo plc, together with Team Ocelot partners Thales, QinetiQ, Formaplex, DSG and Sula, the Ocelot is the most highly protected and agile vehicle of its size and weight that is available today. A clean sheet design, the Ocelot has undergone more than 12 months of rigorous blast and mobility testing before being chosen by the MoD.

David Hind, Managing Director, Force Protection Europe, said, “We are absolutely delighted to be awarded this important contract. Ocelot is a step change in protected mobility for this weight and class of vehicle and I am confident that it will be used to great effect in Afghanistan and any future operations.  My number one priority now is to ensure that these vehicles are delivered to the MoD within the agreed timeframe. We are fully geared up to achieve this.”

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “We are pleased to have completed the contract negotiations to supply our Ocelot vehicle for the UK forces.  We believe that our success in the LPPV program gives the Ocelot significant credibility and will be a catalyst for opportunities in the U.S. and other markets around the world, including in Australia where we are pursuing a contract to manufacture up to 1,300 next-generation protected mobility vehicles under the ‘Land 121 Phase 4’ program.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions,

including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  Force Protection’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (“IEDs”, commonly referred to as roadside bombs).  Complementing these efforts, Force Protection is designing, developing and marketing new vehicle platforms (including the Ocelot and JAMMA) that provide increased modularity, speed, and mobility.  Force Protection also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats, including modernization of its existing fleet of vehicles.  In addition, Force Protection provides long-term sustainment of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and products, including the Ocelot and JAMMA vehicles; current backlog, anticipated awards and expected deliveries of Ocelot vehicles; the effect of the LPPV award for future growth; expectations for future programs; the effect of operations in Afghanistan; the ability to meet current and future requirements; and the Company’s execution of its business strategy and strategic transformation, including its development initiatives and opportunities to broaden its platform. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and as updated in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

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